Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	January 23, 2011
Contact:	Ron Martin/Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 4th QUARTER RESULTS

OAKDALE, CA — Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported financial results for the fiscal year ended December 31, 2011.  Net income for 2011 totaled $5.9 million compared to $4.6 million for 2010.  After adjustment for preferred stock dividends and accretion, net income available to common shareholders was $4.7 million, or $0.61 per diluted share, compared to net income of $3.8 million, or $0.49 per diluted common share, in 2010.  This represents a 24% increase in net income available to common shareholders and marks record earnings for Oak Valley Bancorp.

For the three months ended December 31, 2011, Oak Valley Bancorp reported net income of $1.5 million. After adjustment for preferred stock dividends and accretion, net income available to common shareholders was $1.3 million, or $0.17 per diluted share, representing a 3.0% increase in net income available to common shareholders when compared to the three months ended December 31, 2010.

Total assets grew to $612.4 million as of December 31, 2011, which was an increase of $60.0 million, or 10.9% over the prior year. Deposits increased to $536.2 million, which was an increase of $59.5 million, or 12.5% over the prior year.  Gross loans at year end totaled $396.2 million, reflecting a decrease of $8.0 million, or 2.0%, from December 31, 2010.

“We are pleased to report the results of another successful year.  In a year which included our 20 year anniversary and the opening of two new branches, operational growth remained strong.  Asset growth driven by core deposits continues to positively impact earnings,” stated Ron Martin, CEO.

Loan loss reserves as a percentage of gross loans increased to 2.17% at December 31, 2011 compared to 2.04% at December 31, 2010.  The increased reserve ratio was realized even with a lower annual provision of $1.5 million in 2011, down from $4.0 million in 2010.

The Company continues to experience solid reductions in non-performing assets. Non-performing assets totaled $7.5 million, or 1.22% of total assets at December 31, 2011, compared to $12.3 million, or 2.22% of total assets, at December 31, 2010.

“Credit quality is an absolute cornerstone for any financial institution.  We have, through deliberate adherence to sound principles, been successful in managing our credit portfolio and mitigating non-performing assets this year and throughout our history,” commented Chris Courtney, President. “It is reassuring to have the ideals on which we base our decisions validated by our emergence from these trying times, not only strong, but poised to continue serving the needs of the community,” Courtney concluded.

Net interest income of $25.2 million for the year ended December 31, 2011, increased slightly by $173,000, or 0.7%, from the prior year.  The Company’s net interest margin was 4.83% for the year ended December 31, 2011, compared to 5.20% for the year ended December 31, 2010.  This decrease is largely the result of pressure on the Bank’s yield on earnings assets which currently outpaces the Bank’s ability to make subsequent reductions to its cost of funds given the historically low interest rate environment.

Non-interest expense of $17.4 million for the year ended December 31, 2011, increased $618,000, or 3.7%, from the prior year.  This was partially the result of expansion and staffing related expenses associated with opening the new Modesto and Manteca offices.

The Company currently operates through 14 branches in Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, please call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the corporation’s possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Community Bank

Statement of Condition (unaudited)

($ in thousands, except per share)	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
Selected Quarterly Operating Data:	2011	2011	2011	2011	2010

Net interest income	$6,335	$6,339	$6,300	$6,206	$6,343
Provision for loan losses	300	300	300	600	1,005
Non-interest income	636	764	680	671	715
Non-interest expense	4,259	4,208	4,401	4,526	3,826
Income before income taxes	2,412	2,595	2,279	1,751	2,227
Provision for income taxes	915	846	829	586	727
Net income	1,497	1,749	1,450	1,165	1,500

Preferred stock dividends and accretion	(168)	(572)	(211)	(210)	(210)
Net income available to common shareholders	1,329	1,177	1,239	955	1,290

Earnings per common share - basic	0.17	0.15	0.16	0.12	0.17
Earnings per common share - diluted	0.17	0.15	0.16	0.12	0.17
Dividends declared per common share	—	—	—	—	—
Return on average common equity	9.34%	8.44%	9.33%	7.48%	9.99%
Return on average assets	1.00%	1.21%	1.03%	0.85%	1.09%
Net interest margin (1)	4.70%	4.85%	4.86%	4.92%	5.01%
Efficiency Ratio (1)	60.06%	58.27%	61.79%	65.09%	53.03%

Capital - Period End
Book value per share	$7.37	$7.26	$7.02	$6.78	$6.64

Credit Quality - Period End
Nonperforming assets/ total assets	1.22%	1.50%	1.62%	2.02%	2.22%
Loan loss reserve/ gross loans	2.17%	2.26%	2.20%	2.22%	2.04%

Period End Balance Sheet
($ in thousands)
Total assets	$612,377	$583,955	$572,262	$562,769	$552,396
Gross Loans	396,202	391,379	390,521	395,243	404,194
Nonperforming assets	7,477	8,748	9,245	11,386	12,253
Allowance for loan losses	8,609	8,857	8,591	8,765	8,255
Deposits	536,204	505,505	496,212	485,641	476,739
Common Equity	56,902	56,064	54,134	52,279	51,158
Total Capital (2)	70,402	69,564	67,634	65,779	64,658

Non-Financial Data
Full-time equivalent staff	128	127	130	125	120
Number of banking offices	14	14	13	12	12

Common Shares outstanding
Period end	7,718,469	7,718,469	7,713,794	7,713,794	7,702,127
Period average - basic	7,705,164	7,705,164	7,713,794	7,711,401	7,702,127
Period average - diluted	7,737,248	7,731,463	7,745,193	7,742,230	7,719,157

Market Ratios
Stock Price	$6.75	$4.05	$5.85	$5.99	$5.90
Price/Earnings	9.87	6.68	9.08	11.93	8.88
Price/Book	0.92	0.56	0.83	0.88	0.89

	Year Ended December 31,
($ in thousands, except per share)	2011	2010

Net interest income	$25,180	$25,006
Provision for loan losses	1,500	4,020
Non-interest income	2,751	2,770
Non-interest expense	17,394	16,775
Income before income taxes	9,037	6,981
Provision for income taxes	3,176	2,353
Net income	5,861	4,628
Preferred stock dividends and accretion	(1,161)	(842)
Net income available to common shareholders	4,700	3,786

Earnings per common share - basic	0.61	0.49
Earnings per common share - diluted	0.61	0.49
Dividends declared per common share	—	—
Return on average common equity	8.67%	7.65%
Return on average assets	1.02%	0.88%
Net interest margin (1)	4.83%	5.20%
Efficiency Ratio (1)	61.28%	59.62%

Capital - Period End
Book value per share	$7.37	$6.64

Credit Quality - Period End
Nonperforming assets/ total assets	1.22%	2.22%
Loan loss reserve/ gross loans	2.17%	2.04%

Period End Balance Sheet
($ in thousands)
Total assets	$612,377	$552,396
Gross Loans	396,202	404,194
Nonperforming assets	7,477	12,253
Allowance for credit losses	8,609	8,255
Deposits	536,204	476,739
Common Equity	56,902	51,158
Total Capital (2)	70,402	64,658

Non-Financial Data
Full-time equivalent staff	128	120
Number of banking offices	14	12

Common Shares outstanding
Period end	7,718,469	7,702,127
Period average - basic	7,708,853	7,689,760
Period average - diluted	7,738,999	7,720,624

Market Ratios
Stock Price	$6.75	$5.90
Price/Earnings	11.07	11.98
Price/Book	0.92	0.89

(1)  Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.

(2) Includes $13.5 million in preferred stock issued to the U.S. Treasury under the SBLF Program. Prior to 9/30/2011, it was issued under the TARP Capital Purchase Program.